Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 132 to Registration Statement No. 002-69972 on Form N–1A of our report dated September 15, 2017 relating to the financial statements and financial highlights of Fidelity Real Estate Investment Portfolio, our report dated September 18, 2017 relating to the financial statements and financial highlights of Fidelity International Real Estate Fund, and our report dated September 19, 2017 relating to the financial statements and financial highlights of Fidelity Flex Real Estate Fund, each a fund of Fidelity Select Portfolios, appearing in the Annual Reports on Form N-CSR of Fidelity Select Portfolios for the year ended July 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts

September 22, 2017